Exhibit 8.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

212-373-3000

212-757-3990

January 26, 2011

The Aveon Group L.P.

The America’s Cup Building

30 Doaks Lane

Marblehead, Massachusetts 01945

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to The Aveon Group L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing by the Partnership of the Registration Statement (Registration No. 333-168719) on Form S-1, as amended (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), relating to the registration of up to 18,055,000 of common units representing limited partner interests in the Partnership.

We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion, we have participated in the preparation of, and examined, the Registration Statement and the form of the Amended and Restated Agreement of Limited Partnership of the Partnership included as Appendix A to the Registration Statement. In addition, we have examined, and have relied as to matters of facts upon, originals or copies, certified or otherwise identified to our satisfaction, of such

The Aveon Group L.P.	2

records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Partnership or Aveon Management L.L.C., the general partner of the Partnership, as we have deemed relevant and necessary, and have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

We have assumed, without independent verification, (i) the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, and the authenticity of all the latter documents; (ii) the genuineness of all signatures and the legal capacity of all individuals who have executed any of the documents reviewed by us; and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms. We have assumed that any documents will be executed by the parties in the forms provided to and reviewed by us. In rendering our opinion we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true, complete and correct.

The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

On the basis of such examination, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we hereby confirm that the discussion set forth in the Registration Statement under the heading “Material U.S. federal tax considerations,” to the extent it states matters of United States federal tax law or legal conclusions with respect thereto, is our opinion. Such discussion does not, however, purport to discuss all United States federal tax consequences as to the receipt, ownership and disposition of the Partnership’s common units and is limited to those United States federal tax consequences specifically discussed therein.

In giving the foregoing opinion, we express no opinion other than as to the federal tax laws of the United States of America.

The Aveon Group L.P.	3

We are furnishing this letter in our capacity as special United States federal income tax counsel to the Partnership. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Material U.S. federal tax considerations” and “Legal matters” in the Registration Statement. In giving this consent, we do not thereby concede that we are an “expert” for purposes of the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP